[HomeGold Financial, Inc. Letterhead]



                               September 10, 1998


Bankers Trust Company
Four Albany Street
New York, NY 10015
Attn: Ms. Ednora Lenares
     Corporate Trust and Agency Group


        RE: Release of Sterling Lending Corporation ("Sterling") and its wholly-owned subsidiary Sterling Lending Insurance Agency, Inc. ("Sterling Insurance") from their guarantees (the "Guarantees") of HomeGold Financial, Inc.'s 10-3/4% Senior Notes, due 2004 (the "Notes")


Dear Ladies & Gentlemen:

        As of August 21, 1998, HomeGold Financial, Inc. (f/k/a Emergent Group, Inc., hereinafter, the "Company") sold all of its capital stock of Sterling to FNSC Mortgage Corporation, a subsidiary of First National Security Corp., for cash in an amount of less than $2 million (the "Sale"). Sterling and Sterling Insurance are Subsidiary Guarantors as defined in the indenture for the Notes and the Subsidiary Guarantees thereof dated September 23, 1997 (the "Indenture"), between the Company, the Subsidiary Guarantors (as defined in the Indenture) and Bankers Trust Company, as trustee (the "Trustee"). Section 1013 of the Indenture has recently been amended by Amendment No.1 thereto by replacing the words "$1 million" contained therein with the words "$2 million."

        The purpose of this letter is to inform you that as of August 21, 1998, Sterling and Sterling Insurance are released from their Guarantees (which are Subsidiary Guarantees as defined in the Indenture) as provided in Section 1203 of the Indenture as a result of the Sale. As required by such Section 1203, please find enclosed an Officers' Certificate and an Opinion of Counsel (both as defined in the Indenture) pertaining to the Sale. Please sign below one copy of this letter and return it to us to indicate your acknowledgment of the release of Sterling and Sterling Insurance from their Guarantees.
        With best regards, I am

                                            Very truly yours,

                                            /s/ Ashley Steele Nutley

                                            Ashley Steele Nutley



        Bankers Trust Company hereby acknowledges receipt of this letter and the Officers' Certificate and Opinion of Counsel mentioned herein and acknowledges that Sterling Lending Corporation and Sterling Lending Insurance Agency are released thereby from their Guarantees (which are Subsidiary Guarantees as defined in the Indenture) of the Notes.


BANKERS TRUST COMPANY                              Date:         9/28/98
                                                                 -------

By:      /s/ Ednora G. Linares
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Name:      Ednora G. Linares
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Title:       Assistant Vice President
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